February 25, 2014 06:06 PM Eastern Standard Time	Exhibit 99.1

THE ONE GROUP, LLC ANNOUNCES PRELIMINARY 2013 REVENUE

Provides Business Update

The ONE Group, LLC, a wholly-owned subsidiary of Committed Capital Acquisition Corporation (The ONE Group) (OTCQB:STKS), today announced preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2013.

For the fourth quarter of 2013, preliminary food & beverage sales at owned and managed units was approximately $33.7 million, an increase of 20.8% compared to approximately $27.8 million in the fourth quarter of 2012. Full year 2013 preliminary food and beverage sales at owned and managed units was approximately $125.7 million, an increase of 17.3% as compared to approximately $107.2 million in the prior year. For the fourth quarter of 2013, preliminary GAAP revenue was approximately $11.4 million compared to approximately $13.4 million in the fourth quarter of 2012. Full year 2013 preliminary GAAP revenue was approximately $46.1 million as compared to approximately $60.1 million in the prior year.

For the fourth quarter of 2013, comparable unit sales of our owned or managed STK units improved by approximately 4.2% as compared to 2012. Full year 2013 preliminary comparable unit sales of our owned or managed STK units declined by approximately 0.7% as compared to 2012.

Growth in food and beverage sales at our owned and managed properties in 2013 was primarily attributable to the ME Hotel and Hippodrome Casino properties in London. This increase was partially offset by the temporary closing of The Perry Hotel in 2013 for renovations.

“We are pleased with our preliminary revenue performance in 2013, despite some weather related issues in December, particularly in New York City and the loss of revenue caused by the closing of the Perry Hotel in South Beach. With the merger behind us, we have started to execute on our initial objectives which included hiring a Chief Operating Officer, initiating concept and design work on Rebel by STK and starting to build a pipeline of attractive new locations. As reported earlier this month, I am delighted to announce that this initiative has kicked off with the signing of a lease for a new STK in Orlando. We anticipate additional lease activity as the year develops,” said Jonathan Segal, CEO of The ONE Group.

“As we look to 2014, we now expect to open an STK in Washington DC in April and expect that our Miami STK will reopen in the fourth quarter of 2014. The DC location has been hampered by the weather which shut down the DC area and caused delays in finalizing construction. Our Miami STK reopening has been further delayed due to landlord development issues outside of our control. We are very excited about these two locations, as well as the numerous development opportunities that have come to us since we announced we were becoming a public company,” concluded Mr. Segal.

Final audited results for 2013, which will include final year-end adjustments, will be reported at the end of March.

About The ONE Group

The ONE Group develops and operates upscale, high-energy restaurants and lounges and provides “ONExperience”, a turn-key food and beverage service for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and United Kingdom. The ONE Group’s primary restaurant brand is STK®, which is a unique steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK artfully blends two concepts, the modern steakhouse and a chic lounge, into one offering a high-energy, fine dining experience with the superior quality of a traditional steakhouse. The ONE Group’s food and beverage hospitality services business provides the development, management and operations for premier restaurants and turn-key food and beverage services at high-end boutique hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in filings with the SEC by Committed Capital.

Investors are referred to the most recent reports filed with the SEC by Committed Capital. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and The ONE Group and Committed Capital undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Reconciliation of Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also provide information with respect to Total Food and Beverage Sales at Owned and Managed Properties, which represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed properties:

THE ONE GROUP LLC
Reconciliation of GAAP Revenue to Total Food and Beverage Sales at Owned and Managed Properties

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

Owned Unit Net Revenue (a)	$9.5	$12.1	$38.6	$56.4
Management and Incentive Fee Revenue	1.9	1.3	7.5	3.7
GAAP Revenue	11.4	13.4	46.1	60.1

Food & Beverage Sales at Managed Units (a)	24.2	15.2	83.9	49.8

Net Revenue from Discontinued Operations (a)	-	0.5	3.2	1.0

Total Food & Beverage Sales at Owned and Managed Properties	$33.7	$27.8	$125.7	$107.2

(a)	Components of Total Food & Beverage Sales at Owned and Managed Properties